Contacts:	Exhibit 99.1

Cubist Pharmaceuticals, Inc.	Fleishman-Hillard, Inc.
Eileen C. McIntyre	Jonathan R. Potter
Senior Director, Corporate Communications	(212) 453-2406
(781) 860-8533	potterj@fleishman.com
eileen.mcintyre@cubist.com

CUBIST PHARMACEUTICALS CREATES COO POSITION,

ADDS SCIENTIFIC ADVISORY BOARD

Lexington, MA, August 28, 2007 — Cubist Pharmaceuticals, Inc. (NASDAQ:  CBST) today announced the appointment of Rob Perez, currently SVP Commercial Operations, to the new position of Executive Vice President, Chief Operating Officer. Perez has led the commercial team at Cubist since July of 2004, after joining Cubist in 2003 to establish a Sales and Marketing organization for the launch of CUBICIN® (daptomycin for injection) in the U.S. In his new role, Perez will continue to oversee Commercial Operations, including international marketing alliances for CUBICIN. Technical Operations, including Manufacturing, Quality Assurance and Quality Control, also will report to Perez in his expanded role. In addition, Perez is now responsible for late stage and commercial business development, with a focus on creating opportunities to leverage the U.S. acute care commercial infrastructure through in-licensing, acquisition, or co-marketing agreements.

Effective with this organizational change, Cubist President and CEO, Mike Bonney is increasing his focus on building the company’s product discovery and early stage development unit. “Our objective is to create a pipeline that, over the medium to long term, will generate top line and eps growth beyond the substantial levels that CUBICIN will generate,” Bonney said. In July, the company raised 2007 guidance for CUBICIN net revenue in the U.S. alone to between $265 and $280 Million and said that it expects peak year sales of CUBICIN in the U.S. alone of greater than $750 Million. The company also has said that it expects, by year-end 2007, to make go/no-go decisions on two of its pre-clinical antiinfective development programs.

To provide guidance on discovery and development decisions going forward, Bonney will work closely with the company’s newly formed Scientific Advisory Board. The company also announced today that heading this advisory board will be Gordon L. Archer, M.D., Associate Dean for Research at Virginia Commonwealth University (VCU) School of Medicine, and Director of the school’s M.D. /Ph.D. program. Archer is stepping down from the Cubist Board of Directors to assume this role. The company expects to announce additional members of the advisory board before year end.

As these changes go into effect, Oliver Fetzer, PhD, Senior Vice President, Corporate Development, Research and Development will be leaving Cubist to spend more time with his family while he considers other opportunities. Mike Bonney said, “Oliver has infused our discovery and development activities with strategic focus and discipline and established important metrics for tracking our progress. He has been instrumental in building an R & D organization that supports CUBICIN while increasing its focus on finding new solutions to a number of bacterial diseases. We also value the work Oliver has done in establishing an approach to business development which allows us to identify a wide range of opportunities, and evaluate them with strategic, scientific and financial discipline. We wish him well in all his future endeavors.”

About Cubist

Cubist Pharmaceuticals, Inc. is a biopharmaceutical company focused on the research, development, and commercialization of pharmaceutical products that address unmet medical needs in the acute care environment.  In the U.S., Cubist markets CUBICIN® (daptomycin for injection), the first antibiotic in a new class of anti-infectives called lipopeptides.  The Cubist product pipeline includes pre-clinical programs that address unmet medical need in Gram-positive infections, Gram-negative infections, and CDAD (Clostridium difficile-associated diarrhea).  Cubist is headquartered in Lexington, MA.  Additional information can be found at Cubist’s web site at www.cubist.com.

Cubist Safe Harbor Statement

Statements contained herein that are not historical fact may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and such statements are subject to a variety of risks and uncertainties.  There are a number of important factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements made by Cubist.  These factors include, but are not limited to: (i) the level of acceptance of CUBICIN by physicians, patients, third-party payors and the medical community; (ii) any changes in the current or anticipated market demand or medical need for CUBICIN; (iii) any unexpected adverse events related to CUBICIN, particularly as CUBICIN is used in the treatment of a growing number of patients around the world; (iv) competition in the markets in which we and our partners market CUBICIN, including marketing approvals for new products that will be competitive with CUBICIN; (v) whether the U.S. Food and Drug Administration, or FDA, accepts proposed clinical trial protocols that may be achieved in a timely manner for additional studies of CUBICIN or any other drug candidate we seek to enter into clinical trials; (vi) whether we will receive, and the potential timing of, regulatory approvals or clearances to market CUBICIN in other countries; (vii) legislative and policy changes in the United States and other jurisdictions where our products are sold that may affect the ease of getting a new product or a new indication approved; (viii) changes in government reimbursement for our or our competitors’ products; (ix) whether or not third parties may seek to market generic versions of our products by filing Abbreviated New Drug Applications, or ANDAs, with the FDA, and the results of any litigation that we file to defend and/or assert our patents against such generic companies; (x) our ability to conduct successful clinical trials in a timely manner; (xi) the effect that the results of ongoing or future clinical trials of CUBICIN may have on its acceptance in the medical community; (xii) the ability of our third party manufacturers, including our single source provider of active pharmaceutical ingredient, or API, to manufacture sufficient quantities of CUBICIN in accordance with Good Manufacturing Practices and other requirements of the regulatory approvals for CUBICIN and at an acceptable cost; (xiii) our dependence upon collaborations with our partners and our partners’ ability to execute on development, regulatory and sales expectations in their territories; (xiv) our ability to finance our operations; (xv) the effectiveness of our sales force and our sales force’s ability to access targeted physicians; (xvi) potential costs resulting from product liability or other third party claims; (xvii) our ability to protect our proprietary technologies; (xviii) our ability to integrate successfully the operations of any business that we may acquire and the potential impact of any future acquisition on our financial results; (xix) our ability to discover, acquire or in-license drug candidates and develop and achieve commercial success for drug candidates; and (xx) a variety of risks common to our industry, including ongoing regulatory review, public and investment community perception of the industry, legislative or regulatory changes, and our ability to attract and retain talented employees.

Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Cubist’s recent filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Cubist and CUBICIN are registered trademarks of Cubist Pharmaceuticals, Inc.

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